Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-178486 and 333-234699) pertaining to the Amended and Restated Omnibus Incentive Plan and the Deferred Compensation Plan of Capri Holdings Limited and subsidiaries of our reports dated July 8, 2020 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Capri Holdings Limited and subsidiaries, included in this Annual Report (Form 10-K) for the year ended March 28, 2020.
/s/ ERNST & YOUNG LLP
New York, New York
July 8, 2020